Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson
Senior Director, Investor Relations & Corporate Communications
847-405-2515 — dswenson@cfindustries.com

CF Industries Holdings, Inc. Reports Record First Quarter Earnings

Strong Nitrogen Prices and Early Spring Application Drive Profitability

DEERFIELD, IL—May 3, 2012—CF Industries Holdings, Inc. (NYSE: CF):

First Quarter Highlights

•                  Record first quarter net earnings attributable to common stockholders of $368.4 million, or $5.54 per diluted share, compared to earnings of $282.0 million, or $3.91 per diluted share, in the first quarter of 2011.

•                  Record first quarter earnings before interest, taxes, depreciation and amortization (EBITDA) of $701.5 million compared to $585.1 million in the first quarter of 2011.

•                  Record first quarter net sales of $1.5 billion, up 30 percent from $1.2 billion in the first quarter of 2011.

•                  Total sales volume of 3.7 million tons compared to 3.3 million tons in the first quarter of 2011.

Outlook

•                  High expected corn planting, tight nitrogen supply and favorable natural gas prices provide a positive environment for 2012.

CF Industries Holdings, Inc. today reported first quarter 2012 net earnings attributable to common stockholders of $368.4 million, or $5.54 per diluted share, compared to earnings of $282.0 million, or $3.91 per diluted share, in the first quarter of 2011.  First quarter results included a non-cash $55.9 million pre-tax mark-to-market loss on natural gas derivatives, which reduced after-tax earnings per diluted share by $0.52.  First quarter

2011 results included a $32.5 million pre-tax gain on the sale of four dry product warehouses, $19.9 million of accelerated amortization of loan costs related to the retirement of a bank term loan, $2.1 million in restructuring and integration costs, and a $0.7 million non-cash mark-to-market gain on natural gas derivatives.

EBITDA was $701.5 million in the first quarter of 2012, compared to $585.1 million in the first quarter of 2011.

Net sales in the first quarter were $1.5 billion, up 30 percent from $1.2 billion in the same period last year due to higher sales volume and nitrogen product prices.  Total sales volume increased from 3.3 million tons in the 2011 first quarter to 3.7 million tons in 2012 largely due to higher volumes of ammonia and urea associated with the favorable late winter and early spring application conditions.  Higher product prices resulted from strong early spring demand and tight inventory levels throughout the North American distribution chain.

“We are pleased with the excellent financial results our company continues to produce.  Record first quarter sales and earnings were underpinned by the strong demand that emerged as the quarter progressed and by the continuation of a favorable cost environment,” said Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc. “Our team took full advantage of this opportunity by executing very well.”

Exceptionally mild winter and early spring weather created favorable field conditions, and pre-plant nutrient application has been well ahead of normal schedules.  This early application contributed to an increase in demand for ammonia and urea as the first quarter progressed.

Nitrogen prices rose, with ammonia and urea prices moving up in March and urea ammonium nitrate (UAN) prices beginning to increase at the very end of the quarter.  Phosphate pricing continued to favor export sales.

CF Industries’ extensive storage and distribution network allowed it to move nitrogen products into position early in the year in anticipation of seasonal demand.  The company’s flexible logistics system also allowed it to take advantage of some sales opportunities outside of North America.

Nitrogen Segment

Nitrogen net sales totaled $1.3 billion, up 37 percent from $925.9 million in the 2011 first quarter.  Gross margin was $662.1 million, up 50 percent from $442.5 million in the 2011 first quarter.  The increase was due to higher sales volume and prices, and lower realized natural gas costs compared to the prior year period.  Gross margin as a percent of sales was 52 percent, up from 48 percent in the year-earlier quarter.

CF Industries delivered 3.2 million tons of ammonia, urea, UAN solutions, ammonium nitrate (AN) and other nitrogen products during the first quarter of 2012 compared to 2.8 million tons in 2011.

In the first quarter of 2012, the company sold 672,000 tons of ammonia at an average price of $598 per ton, compared to 410,000 tons at an average price of $494 in the first quarter of 2011.  The 64 percent increase in sales volume in the first quarter of 2012 compared to 2011 resulted from an unprecedented early start to the ammonia pre-plant application season and higher expected corn acres.  Average price realizations increased 21 percent, reflecting a larger than normal percentage of agricultural ammonia in the sales mix.  The company’s ammonia plants in aggregate ran at approximately 100 percent of rated capacity during the quarter.

CF Industries sold 758,000 tons of granular urea at an average price of $461 in the first quarter of 2012, compared to 604,000 tons at an average price of $371 in the first quarter of 2011.  Urea sales volume increased by 25 percent due to early corn pre-plant and strong wheat top-dress applications.  During the quarter, the company utilized its manufacturing flexibility at Donaldsonville, Louisiana, and Courtright, Ontario, to maximize urea production and take advantage of attractive margin opportunities.  Average urea price realizations increased 24 percent year-over-year.

The company sold 1.4 million tons of UAN in the first quarter of 2012 at an average price of $302 per ton, compared to 1.5 million tons at an average price of $277 in the year-ago quarter.  Sales volume was down from the prior year period because of lower demand due to higher down-stream inventories and the company’s decision to favor urea sales.  Average realized prices were higher in the first quarter of 2012 than in 2011 due to delivery of favorably priced orders that were booked in previous quarters.  The company did achieve higher prices as the quarter unfolded.

CF Industries sold 247,000 tons of AN at an average price of $259 per ton in the first quarter of 2012, compared to 244,000 tons at an average price of $251 per ton in the year-ago quarter.  Average selling prices increased due to strong demand for agricultural applications.

CF Industries continued to benefit from the abundant supply of natural gas driven by the increase in production of North American shale gas and favorable weather.  The company’s realized natural gas cost averaged $3.48 per MMBtu in the first quarter of 2012, compared to $4.32 during the first quarter of 2011.  The decline in natural gas prices was caused by lower demand due to mild winter weather, continued growth in North American natural gas production and record storage levels.  Winter temperatures greatly exceeded historical averages, resulting in the second fewest heating degree days recorded in the past 80 years.  As a result, gas storage inventory at the end of March stood at 2.48 trillion cubic feet, an all-time record for the end of winter and 60 percent higher than the five-year average.

Phosphate Segment

Phosphate net sales totaled $255.9 million, up three percent from $248.1 million in the 2011 first quarter.  Gross margin was $49.7 million, down 40 percent from $82.5 million in the 2011 first quarter.  The decrease in gross margin was due primarily to lower average selling prices and higher raw material costs, which were partially offset by higher sales volumes.  Gross margin as a percent of sales was 19 percent, down from 33 percent in the year-earlier quarter.

The company sold 516,000 tons of phosphate products in the first quarter of 2012 compared to 440,000 tons in the first quarter of 2011.  During the first quarter of 2012, DAP and MAP average selling prices were $494 and $506, respectively, compared to $562 and $569, respectively, in the prior year period.  The 17 percent increase in sales volume was driven by a higher level of export sales.  Average selling prices declined due primarily to higher North American industry inventory levels relative to the prior year period.

CF Industries’ Plant City, Florida, Phosphate Complex operated at 86 percent of capacity during the 2012 first quarter.  As previously announced, in the first quarter the company executed a planned maintenance program for portions of the complex which originally had been scheduled for later in the year.

Environmental, Health & Safety Performance

The following company facilities achieved safety milestones during the first quarter of 2012:

•                  The Courtright, Ontario, Nitrogen Complex achieved eleven years without a lost time accident (LTA);

•                  The Port Neal, Iowa, Nitrogen Complex achieved three years without an LTA; and

•                  The Plant City, Florida, Phosphate Complex achieved one year without an LTA.

One LTA affected a CF Industries employee during the 2012 first quarter.

Liquidity and Financial Position

At March 31, 2012, CF Industries’ cash and cash equivalents totaled $1.7 billion.  Long-term debt outstanding was $1.6 billion.

On May 1, 2012, the company entered into a new five year, $500 million revolving credit facility.  The terms of the new credit facility are generally consistent with the company’s investment grade credit rating.  The new facility provides the company greater flexibility in deploying cash in pursuit of its long term strategic objectives.

“The strength of our company’s operations and our ability to generate cash consistently are clearly evident in the health of our balance sheet,” said Wilson. “While we did not repurchase any shares during the quarter, we remain committed to the program and will buy back shares opportunistically.”

Dividend Payment

On April 27, 2012, CF Industries’ board of directors declared the regular quarterly dividend of $0.40 per common share. The dividend will be paid on May 30, 2012, to stockholders of record on May 15, 2012.

Outlook

CF Industries is positioned to benefit from a multitude of factors that support its growth and cash generation potential.  Global population growth, rising income levels leading to a shift towards higher protein diets, and continued use of grains as a source of fuel are all contributing to the need to produce more grain and utilize more plant nutrients.  Additionally, the increased production of North American shale gas and the associated decline in natural gas prices have created a sustainable cost advantage for the company’s production of nitrogen products.

CF Industries’ high expectations for the spring planting season continue to be realized.  The U.S. Department of Agriculture reported that farmers intend to plant 95.9 million acres of corn, 55.9 million acres of wheat and 13.2 million acres of cotton this crop year.  At current crop prices, farmers have the opportunity to continue to realize strong profits, and the economics remain attractive for corn planting.

Ammonia demand has been robust and favorable weather is providing good conditions for an expected strong side-dress season.

Urea markets are likely to remain tight through early summer.  Low inventory in North America, along with expected buying activity in Latin America, India and Southeast Asia, should provide support of the market through the planting season.

UAN prices have increased recently in reaction to high urea prices and strong dealer demand in preparation for UAN side-dress applications.  The company expects a strong UAN application season due to large plantings and tight supplies of ammonia and urea.

High demand and continued delays in international capacity additions are expected to keep world ammonia and urea supply and demand in an approximately balanced condition at least through the first half of the year.  For phosphates, CF Industries anticipates the export market to continue to offer more attractive selling opportunities than the domestic market due to strong demand in Latin America and India.

“Long term, we believe tight global grain stocks will sustain high farm profits, plantings and fertilizer demand,” said Wilson.  “We believe that we have the right business mix, the right production and distribution assets and the right team to continue to take advantage of these conditions for the benefit of our shareholders.”

The company projects capital expenditures of approximately $400 million in 2012 and continues its work on front-end engineering and design studies related to the previously announced decision to invest up to $1.0 to $1.5 billion in production capacity and product mix enhancements within its existing North American nitrogen facilities over the next four years.

Conference Call

CF Industries will hold a conference call to discuss these first quarter results at 10:00 a.m. ET on Friday, May 4, 2012.  Investors can access the call and find dial-in information on the Investor Relations section of the company’s Web site at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in manufacturing and distribution of nitrogen and phosphate products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength, and capital structure. The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this financial results release may not be comparable to similarly titled measures of other companies. Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this release.

Safe Harbor Statement

Certain statements contained in this communication may constitute “forward-looking statements.” All statements in this communication, other than those relating to historical information or current condition, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from our expectations include, among others:  the volatile cost of natural gas in the areas where our production facilities are principally located; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; reliance on third party transportation providers; our ability to implement a new enterprise resource planning system and complete other system integration activities; weather conditions; risks associated with expansion of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; future regulatory restrictions and requirements related to greenhouse gas emissions and climate change; our inability to predict seasonal demand for our products accurately; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the reliance of our operations on a limited number of key facilities and the significant risks and hazards against which we may not be fully insured; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; risks associated with international operations; the concentration of our sales with certain large customers; losses on our investments in securities; deterioration of global market and economic conditions; our substantial indebtedness and the limitations on our operations imposed by the terms of our indebtedness; our ability to comply with the covenants under our indebtedness and to make payments under such indebtedness when due; potential inability to refinance our indebtedness in connection with any change of control affecting us; and loss of key members of management and professional staff.  Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended
	March 31,
	2012	2011
	(in millions, except per share amounts)
Net sales	$1,527.6	$1,174.0
Cost of sales	815.8	649.0
Gross margin	711.8	525.0
Selling, general and administrative expenses	33.8	31.0
Restructuring and integration costs	—	2.1
Other operating - net	22.3	(31.0)
Total other operating costs and expenses	56.1	2.1
Equity in earnings of operating affiliates	15.5	11.5
Operating earnings	671.2	534.4
Interest expense	30.9	52.1
Interest income	(0.4)	(0.3)
Other non-operating - net	(0.1)	(0.3)
Earnings before income taxes and equity in earnings (loss) of non-operating affiliates	640.8	482.9
Income tax provision	206.8	158.8
Equity in earnings (loss) of non-operating affiliates - net of taxes	(2.3)	8.5
Net earnings	431.7	332.6
Less: Net earnings attributable to noncontrolling interest	63.3	50.6
Net earnings attributable to common stockholders	$368.4	$282.0

Net earnings per share attributable to common stockholders
Basic	$5.62	$3.95
Diluted	$5.54	$3.91

Weighted average common shares outstanding
Basic	65.5	71.3
Diluted	66.5	72.1

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	March 31,	December 31,
	2012	2011
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,713.3	$1,207.0
Accounts receivable	464.9	269.4
Inventories - net	265.5	304.2
Other	14.7	18.0
Total current assets	2,458.4	1,798.6
Property, plant and equipment - net	3,712.5	3,736.0
Asset retirement obligation funds	147.6	145.4
Investments in and advances to unconsolidated affiliates	934.7	928.6
Investments in auction rate securities	71.1	70.9
Goodwill	2,064.5	2,064.5
Other assets	228.1	230.5

Total assets	$9,616.9	$8,974.5

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$319.3	$327.7
Income taxes payable	139.7	128.5
Customer advances	399.9	257.2
Deferred income taxes	106.7	90.1
Distributions payable to noncontrolling interest	153.1	149.7
Other	131.8	78.0
Total current liabilities	1,250.5	1,031.2
Notes payable	4.9	4.8
Long-term debt	1,613.0	1,613.0
Deferred income taxes	948.2	956.8
Other noncurrent liabilities	439.4	435.8
Equity
Stockholders’ equity	4,931.9	4,547.0
Noncontrolling interest	429.0	385.9
Total equity	5,360.9	4,932.9

Total liabilities and equity	$9,616.9	$8,974.5

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended
	March 31,
	2012	2011
	(in millions)
Operating Activities:
Net earnings	$431.7	$332.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	103.1	118.5
Deferred income taxes	(6.3)	16.6
Stock compensation expense	3.2	2.4
Excess tax benefit from stock-based compensation	(9.4)	(6.0)
Unrealized loss (gain) on derivatives	55.9	(0.7)
Loss (gain) on disposal of property, plant and equipment and non-core assets	3.9	(32.7)
Undistributed earnings of affiliates - net	(1.8)	(24.9)
Changes in:
Accounts receivable - net	(191.7)	(18.3)
Margin deposits	0.8	2.7
Inventories - net	43.5	(123.4)
Accrued income taxes	20.8	71.2
Accounts payable and accrued expenses	(9.3)	14.2
Customer advances	142.5	315.7
Other - net	16.3	3.3
Net cash provided by operating activities	603.2	671.2
Investing Activities:
Additions to property, plant and equipment	(64.3)	(54.9)
Proceeds from the sale of property, plant and equipment and non-core assets	3.9	39.2
Sales and maturities of short-term and auction rate securities	—	0.5
Deposits to asset retirement obligation funds	(2.2)	—
Other - net	—	31.3
Net cash (used in) provided by investing activities	(62.6)	16.1
Financing Activities:
Payments of long-term debt	—	(346.0)
Dividends paid on common stock	(26.2)	(7.1)
Distributions to noncontrolling interests	(20.9)	(6.3)
Issuances of common stock under employee stock plans	3.5	2.9
Excess tax benefit from stock-based compensation	9.4	6.0
Net cash used in financing activities	(34.2)	(350.5)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.4)
Increase in cash and cash equivalents	506.3	336.4
Cash and cash equivalents at beginning of period	1,207.0	797.7
Cash and cash equivalents at end of period	$1,713.3	$1,134.1

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended
	March 31,
	2012	2011
	(in millions, except as noted)
Net sales	$1,271.7	$925.9
Cost of sales	609.6	483.4
Gross margin	$662.1	$442.5

Gross margin percentage	52.1%	47.8%

Tons of product sold (in thousands)	3,201	2,841

Sales volumes by product (tons in thousands)
Ammonia	672	410
Granular urea	758	604
UAN	1,401	1,454
AN	247	244
Other nitrogen products	123	129

Average selling prices (dollars per ton)
Ammonia	$598	$494
Granular urea	461	371
UAN	302	277
AN	259	251

Cost of natural gas (dollars per MMBtu) (1)	$3.48	$4.32

Average daily market price of natural gas
Henry Hub (dollars per MMBtu)	$2.46	$4.16

Depreciation and amortization	$82.5	$78.3
Capital expenditures	$36.1	$45.8

Production volume by product (tons in thousands)
Ammonia (2)	1,835	1,847
Granular urea	705	651
UAN (32%)	1,473	1,574
AN	242	258

(1)             Includes gas purchases and realized gains and losses on gas derivatives.

(2)             Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended
	March 31,
	2012	2011
	(in millions, except as noted)
Net sales	$255.9	$248.1
Cost of sales	206.2	165.6
Gross margin	$49.7	$82.5

Gross margin percentage	19.4%	33.3%

Tons of product sold (in thousands)	516	440

Sales volumes by product (tons in thousands)
DAP	424	331
MAP	92	109

Domestic vs. export sales (tons in thousands)
Domestic	325	394
Export	191	46

Average selling prices (dollars per ton)
DAP	$494	$562
MAP	506	569

Depreciation, depletion, and amortization	$13.4	$11.8
Capital expenditures	$21.7	$4.5

Production volume by product (tons in thousands)
Hardee Phosphate Rock Mine
Phosphate rock	938	853
Plant City Phosphate Fertilizer Complex
Sulfuric Acid	583	667
Phosphoric acid as P2O5 (1)	226	262
DAP/MAP	450	519

(1)             P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended
	March 31,
	2012	2011
	(in millions)
Net earnings attributable to common stockholders	$368.4	$282.0
Interest expense (income) - net	30.5	51.8
Income taxes	207.0	159.1
Depreciation, depletion and amortization	103.1	118.5
Less: other adjustments	(7.5)	(26.3)

EBITDA	$701.5	$585.1

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation, depletion and amortization.  Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Net earnings and EBITDA for the three months ended March 31, 2012 include a $55.9 million mark-to-market loss on derivatives.

Net earnings and EBITDA for the three months ended March 31, 2011 includes a $32.5 million gain on the sale of the dry product warehouses, a $2.1 million charge for restructuring and integration costs and a $0.7 million mark-to-market gain on derivatives.

Net earnings, interest expense (income) - net, and depreciation, depletion and amortization for the three months ended March 31, 2011 include $19.9 million of accelerated amortization of deferred loan fees related to repayments of certain Terra acquisition financing.